Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Christopher & Banks Corporation:
We consent to the use of our reports dated March 18, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
Minneapolis, Minnesota
March 6, 2017